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                                  Exhibit 20(b)

                       FIRST ASHLAND FINANCIAL CORPORATION
                               1640 CARTER AVENUE
                             ASHLAND, KENTUCKY 41105
                                 (606) 324-5138

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         Notice is hereby given that a Special Meeting of Stockholders of First Ashland Financial Corporation, a Delaware corporation ("First Ashland"), will be held at the office of First Ashland, 1640 Carter Avenue, Ashland, Kentucky on September __, 1996, at __:00 a.m., Eastern Time (the "Special Meeting"), for the following purposes, each of which is described in the accompanying Proxy Statement.

         1. To consider and vote upon the adoption of the Agreement and Plan of Merger and Reorganization dated March 25, 1996, by and between Camco Financial Corporation ("Camco") and First Ashland, providing for the merger of First Ashland with and into Camco; and

         2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

         Only shareholders of First Ashland of record at the close of business on August __, 1996, will be entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. Whether or not you expect to attend the Special Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Meeting.

                                    By Order of the Board of Directors



                                    Paul D. Leake
                                    President and Chief Executive Officer



Ashland, Kentucky
August ___, 1996